Apollo Investment Corporation
Reports Financial Results for the Quarter Ended June 30, 2017

Fiscal First Quarter and Other Recent Highlights:

•	Net investment income per share for the quarter was $0.15, compared to $0.17 for the quarter ended March 31, 2017

•	Net asset value per share as of the end of the quarter was $6.73 compared to $6.74 as of March 31, 2017

•	Declared a distribution of $0.15 per share

•	Net leverage as of the end of the quarter was 0.62 x, compared to 0.55 x as of March 31, 2017 providing us with substantial investment capacity to further execute our portfolio repositioning strategy

•	Continued to successfully execute our portfolio repositioning strategy, which included increasing core assets (1) to 74% of the portfolio as of the end of the quarter, at fair value

New York, NY — August 4, 2017 — Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” or “Apollo Investment,” today announced financial results for its first fiscal quarter ended June 30, 2017. The Company’s net investment income was $0.15 per share for the quarter ended June 30, 2017, compared to $0.17 per share for the quarter ended March 31, 2017. The Company’s net asset value (“NAV”) was $6.73 per share as of June 30, 2017, compared to $6.74 as of March 31, 2017.
On August 3, 2017, the Board of Directors declared a distribution of $0.15 per share, payable on October 5, 2017 to shareholders of record as of September 21, 2017.
Mr. James Zelter, Apollo Investment’s Chief Executive Officer, commented, “We are pleased to report that we continue to successfully execute the repositioning strategy that we outlined last year. We continue to reduce our exposure to non-core and legacy assets and deploy capital into our core strategies including investments made pursuant to our co-investment order. We have also continued to improve the risk profile of our portfolio by increasing our exposure to first lien and floating rate loans, and decreasing our average borrower exposure.” Mr. Zelter continued, “Looking ahead, we will continue to focus on deploying capital into opportunities sourced from the Apollo direct origination platform. We believe that our strong investment capacity is a distinct advantage for when market conditions improve.”

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(1)	Core strategies include corporate lending, aviation, life sciences, asset based and lender finance.

FINANCIAL HIGHLIGHTS

($ in billions, except per share data)	June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016
Total assets	$2.49		$2.41		$2.64		$2.65		$2.79
Investment portfolio (fair value)	$2.42		$2.32		$2.53		$2.55		$2.62
Debt outstanding	$0.92		$0.85		$1.03		$1.01		$1.10
Net assets	$1.48		$1.48		$1.51		$1.54		$1.55
Net asset value per share	$6.73		$6.74		$6.86		$6.95		$6.90

Debt-to-equity ratio	0.62	x	0.57	x	0.69	x	0.66	x	0.71	x
Net leverage ratio (1)	0.62	x	0.55	x	0.66	x	0.63	x	0.66	x
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(1)	The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash, less foreign currencies, divided by net assets.

PORTFOLIO AND INVESTMENT ACTIVITY

(in millions)*	Three Months Ended June 30, 2017
Investments made in portfolio companies	$342.0
Investments sold	(9.9)
Net activity before repaid investments	332.1
Investments repaid	(242.0)
Net investment activity	$90.1

Portfolio companies at beginning of period	86
Number of new portfolio companies	11
Number of exited portfolio companies	(13)
Portfolio companies at end of period	84

Number of investments made in existing portfolio companies	11
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* Totals may not foot due to rounding.

OPERATING RESULTS

(in millions) *	Three Months Ended June 30, 2017
Net investment income	$33.3
Net realized and change in unrealized gains (losses)	(4.5)
Net increase (decrease) in net assets resulting from operations	$28.8

(per share) *
Net investment income on per average share basis	$0.15
Net realized and change in unrealized gain (loss) per share	(0.02)
Earnings per share — basic	$0.13
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* Totals may not foot due to rounding.

CONFERENCE CALL / WEBCAST AT 10:00 AM EDT ON AUGUST 4, 2017
The Company will host a conference call on Friday, August 4, 2017 at 10:00 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID #46731904 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through August 29, 2017 by dialing (800) 585-8367; international callers please dial (404) 537-3406, reference Conference ID # 46731904. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of the Company’s website at www.apolloic.com.
SUPPLEMENTAL INFORMATION
The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available on the Investor Relations section of the Company’s website at www.apolloic.com.

Our portfolio composition and weighted average yields as of June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016, and June 30, 2016 were as follows:

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Portfolio composition, at fair value:
Secured debt	77%	75%	69%	64%	65%
Unsecured debt	7%	7%	10%	9%	9%
Structured products and other	6%	7%	9%	12%	12%
Preferred equity	1%	1%	1%	3%	3%
Common equity/interests and warrants	9%	10%	11%	12%	11%
Weighted average yields, at amortized cost, exclusive of investments on non-accrual status (1):
Secured debt portfolio	10.2%	10.2%	10.9%	11.0%	11.0%
Unsecured debt portfolio	11.1%	11.1%	10.7%	10.8%	10.8%
Total debt portfolio	10.3%	10.3%	10.9%	11.0%	11.0%
Interest Rate Type, at fair value (2):
Fixed rate amount	$0.2 billion	$0.2 billion	$0.2 billion	$0.2 billion	$0.3 billion
Floating rate amount	$1.2 billion	$1.1 billion	$1.0 billion	$0.9 billion	$0.8 billion
Fixed rate, as percentage of total	14%	16%	16%	21%	23%
Floating rate, as percentage of total	86%	84%	84%	79%	77%
Interest Rate Type, at amortized cost (2):
Fixed rate amount	$0.2 billion	$0.2 billion	$0.2 billion	$0.2 billion	$0.3 billion
Floating rate amount	$1.1 billion	$1.0 billion	$1.0 billion	$0.9 billion	$0.9 billion
Fixed rate, as percentage of total	15%	17%	17%	22%	24%
Floating rate, as percentage of total	85%	83%	83%	78%	76%
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(1)	An investor’s yield may be lower than the portfolio yield due to sales loads and other expenses.

(2)
The Company has modified the calculation of its interest rate type information.  The interest type information is calculated using the Company’s corporate debt portfolio and excludes aviation, oil and gas, structured credit, renewables, shipping, commodities and investments on non-accrual status.  Prior periods have been modified to reflect this definition.

APOLLO INVESTMENT CORPORATION
STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except share and per share data)

	June 30, 2017	March 31, 2017
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliated investments (cost — $1,493,015 and $1,510,980, respectively)	$1,475,682	$1,402,409
Non-controlled/affiliated investments (cost — $242,840 and $417,471, respectively)	220,149	239,050
Controlled investments (cost — $729,539 and $676,972, respectively)	720,748	675,249
Total investments at fair value (cost — $2,465,394 and $2,605,423, respectively)	2,416,579	2,316,708
Cash and cash equivalents	29,853	9,783
Foreign currencies (cost — $2,801 and $1,494, respectively)	2,837	1,497
Receivable for investments sold	4,812	40,226
Interest receivable	18,709	17,072
Dividends receivable	3,163	6,489
Deferred financing costs	16,633	17,632
Prepaid expenses and other assets	857	713
Total Assets	$2,493,443	$2,410,120

Liabilities
Debt	$920,674	$848,449
Payable for investments purchased	26,109	13,970
Distributions payable	32,954	32,954
Management and performance-based incentive fees payable	17,345	16,306
Interest payable	11,612	7,319
Accrued administrative services expense	1,166	2,250
Other liabilities and accrued expenses	5,959	7,075
Total Liabilities	$1,015,819	$928,323

Net Assets	$1,477,624	$1,481,797

Net Assets
Common stock, $0.001 par value (400,000,000 shares authorized; 219,694,654 and 219,694,654 shares issued and outstanding, respectively)	$220	$220
Paid-in capital in excess of par	2,924,775	2,924,775
Accumulated underdistributed net investment income	88,500	88,134
Accumulated net realized loss	(1,511,380)	(1,277,625)
Net unrealized loss	(24,491)	(253,707)
Net Assets	$1,477,624	$1,481,797

Net Asset Value Per Share	$6.73	$6.74

APOLLO INVESTMENT CORPORATION
STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,
	2017	2016

Investment Income
Non-controlled/non-affiliated investments:
Interest income	$41,008	$48,343
Dividend income	—	1,104
Other income	1,129	1,699
Non-controlled/affiliated investments:
Interest income	2,551	262
Dividend income	1,087	3,046
Other income	(306)	70
Controlled investments:
Interest income	16,392	17,245
Dividend income	4,850	4,700
Other income	—	—
Total Investment Income	$66,711	$76,469
Expenses
Management fees	$12,125	$14,398
Performance-based incentive fees	7,912	8,451
Interest and other debt expenses	14,215	16,793
Administrative services expense	1,675	1,526
Other general and administrative expenses	2,557	5,038
Total expenses	38,484	46,206
Management and performance-based incentive fees waived	(5,009)	(5,717)
Expense reimbursements	(84)	(84)
Net Expenses	$33,391	$40,405
Net Investment Income	$33,320	$36,064
Net Realized and Change in Unrealized Gains (Losses)
Net realized gains (losses):
Non-controlled/non-affiliated investments	$(89,839)	$(57,475)
Non-controlled/affiliated investments	(146,840)	65,830
Controlled investments	—	(191)
Foreign currency transactions	2,924	361
Net realized gains (losses)	(233,755)	8,525
Net change in unrealized gains (losses):
Non-controlled/non-affiliated investments	91,238	18,721
Non-controlled/affiliated investments	155,730	(93,787)
Controlled investments	(7,068)	(24,299)
Foreign currency translations	(10,684)	12,690
Net change in unrealized gains (losses)	229,216	(86,675)
Net Realized and Change in Unrealized Gains (Losses)	$(4,539)	$(78,150)
Net Increase (Decrease) in Net Assets Resulting from Operations	$28,781	$(42,086)
Earnings (Loss) Per Share — Basic	$0.13	$(0.19)
Earnings (Loss) Per Share — Diluted	N/A	N/A

About Apollo Investment Corporation
Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments, including secured and unsecured debt, loan investments, and/or equity in private middle-market companies. The Company may also invest in the securities of public companies and structured products and other investments such as collateralized loan obligations and credit-linked notes. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit www.apolloic.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
Contact
Elizabeth Besen
Investor Relations Manager
Apollo Investment Corporation
(212) 822-0625
ebesen@apollolp.com